EXHIBIT 99.2

NEWS RELEASE	OTCBB: OLYR
Date: March 4, 2003	TSX: ORL

OLYMPIC ANNOUNCES OLYMPIC ENERGY PARTNERS 2003

For Immediate Release

Olympic Resources Ltd. (“Olympic”) announces the creation of its Olympic Energy Partners 2003–I L.P., a Tax-Advantaged Limited Partnership. Units will be offered via exemption of Registration pursuant to Regulation D of the Securities and Exchange Act of 1933. This offering shall be made only to “accredited investors” or financial institutions that are exempt from accreditation requirements. The partnership is structured to raise a minimum of $250,000 and a maximum of $2,000,000.

Proceeds from the partnership will be used to drill and develop oil and natural gas wells during 2003 including the further development of the Company’s East Corning Field located in the Sacramento Basin in California and a project currently being acquired in Texas.

Olympic views this initiative as an important new and ongoing strategy in our goal to build value for our shareholders and to provide financing alternatives for the Company as we work to build and broaden our portfolio of energy producing properties.

To find out more about Olympic Resources Ltd. (TSX: ORL, OTC: OLYR), visit our website at www.orlresources.com.

OLYMPIC RESOURCES LTD.

Daryl Pollock,
President

The TSX has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this News Release.

WARNING: The Company relies on litigation protection for “forward looking” statements. Actual results could differ materially from those described in the news release as a result of numerous factors, some of which are outside the control of the Company.